Exhibit 99.1

637 Davis Drive
Morrisville, NC 27560 USA
phone 1-919-767-3230
fax 1-919-767-3233
www.harrisstratex.com
Harald J. Braun Appointed President and CEO of Harris Stratex Networks
Former top level executive at Nokia Siemens Networks brings proven record of growth and operational execution
RESEARCH TRIANGLE PARK, North Carolina, April 8, 2008 — Harris Stratex Networks (NASDAQ:HSTX) announced today that Harald J. Braun has been appointed president and chief executive officer and a member of the Board of Directors. He will be based in Research Triangle Park, N.C. Mr. Braun previously served as president and CEO of Siemens Networks LLC and most recently as a senior executive at Nokia Siemens Networks North America.
Mr. Braun succeeds Guy M. Campbell, who had previously announced his retirement effective June 27, 2008.
“We’re very pleased to welcome Harald to Harris Stratex Networks,” said Charles D. Kissner, chairman of Harris Stratex Networks’ Board of Directors. “After an extensive search, the Board determined that Harald’s track record of strong leadership, coupled with his strategic orientation, knowledge of our markets and operational discipline, were an excellent fit. At the same time, the Board wants to congratulate Guy Campbell on his distinguished career, and to thank him for his leadership during the first fourteen months of the company’s operations, as well as for his support during the transition to a new president and CEO.”
“Harald Braun has both the industry and international experience to effectively lead Harris Stratex Networks,” said Howard L. Lance, chairman, president and chief executive officer of Harris Corporation and member of the Harris Stratex Networks Board of Directors. “He has a proven track-record of creating value for shareholders, customers and employees through technology innovation and disciplined execution of strategic plans.”
“This is a tremendous opportunity to lead a global company with a long history of innovations, industry-recognized talent and very strong customer relationships,” said Harald J. Braun. “There is much to do to achieve the next level of growth for the company, and I am intensely focused on building shareholder value. I look forward to working with the entire Harris Stratex team to further solidify our position as an innovator and leader in markets around the world.”

Harald J. Braun Background
Mr. Braun’s career has tracked the dynamic innovations of the global telecom market, where he has taken a leadership role in IP-based network convergence. Before joining Harris Stratex, he served as president and CEO of Siemens Networks LLC and most recently as a senior executive in Nokia Siemens Networks North America, where he established the company in the next-generation telecommunications marketplace in North America.
Prior to leading the North America Networks division, Mr. Braun was president, Siemens Carrier Networks Division, transitioning the company from TDM to an IP-focused company, leading the evolution to next-generation networking. From 2000-2002, he served as Siemens senior vice president and the head of Siemens Ltd. in Thailand, where he led a major sales upsurge of the company’s next-generation network product portfolio. Previously, Mr. Braun served as Siemens vice president, IP and ATM/TDM Broadband Components in Development and vice president, ATM System Integration and System Test.
Mr. Braun is a prominent standards influencer and spokesman in the telecommunications industry. He currently serves as treasurer of the Alliance for Telecommunications Industry Solutions, and sits on the Telecommunications Industry Association board. He was recognized as one of America’s “Top 100 Voices of the IP Communications Industry” by Internet Telephony magazine.
Mr. Braun began his telecom career as an engineer at Deutsche Telecom in Germany. He earned an engineering degree in Telecommunication from the University of Aachen in Germany.
Conference Call
Harris Stratex Networks will host a conference call today to introduce Harald Braun at 4:30 p.m. Eastern Time. Those wishing to join the call should dial 303-262-2137 (no pass code required) at approximately 4:20 p.m. A replay of the call will be available starting one hour after the call’s completion until April 15. To access the replay, dial 303-590-3000 (pass code: 11112344 #). A live and archived webcast of the conference call will also be available via the company’s Web site at www.HarrisStratex.com/investors/conference-call.
About Harris Stratex Networks
Harris Stratex Networks, Inc. (NASDAQ: HSTX) is the world’s leading independent supplier of turnkey wireless transmission solutions. The company offers reliable, flexible and scalable wireless network solutions, backed by comprehensive professional services and support. Harris Stratex Networks serves all global markets, including mobile network operators, public safety agencies, private network operators, utility and transportation companies, government agencies and broadcasters. Customers in more than 135 countries depend on Harris Stratex Networks to build, expand and upgrade their voice, data and video solutions. Harris Stratex Networks is recognized around the world for innovative, best-in-class wireless networking solutions and services. For more information, visit www.HarrisStratex.com.
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Investor Contact:	Media Contact:
Mary McGowan	Kami Spangenberg
Summit IR Group Inc.	Harris Stratex Networks, Inc.
408-404-5401	919-767-5238
Mary@summitirgroup.com	Kami.Spangenberg@HSTX.com